Exhibit 10.9

EXECUTION COPY

Published CUSIP Number: [•]

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 30, 2006

among

GENPACT INTERNATIONAL,

as the Borrower,

GENPACT GLOBAL HOLDINGS SICAR SARL,

as Holdings,

BANC OF AMERICA SECURITIES ASIA LIMITED,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Swing Line Lender and

L/C Issuer,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES ASIA LIMITED, ABN AMRO BANK N.V.,
CITIGROUP GLOBAL MARKETS SINGAPORE PTE. LTD. and
GENERAL ELECTRIC CAPITAL CORPORATION

as Joint Mandated Lead Arrangers

BANC OF AMERICA SECURITIES ASIA LIMITED and
ABN AMRO BANK N.V.,

as Joint Book Managers

i

	ARTICLE IV
	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01.	Conditions of Initial Credit Extension	59
4.02.	Conditions to All Credit Extensions	62

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES

5.01.	Existence, Qualification and Power; Compliance with Laws	62
5.02.	Authorization; No Contravention	63
5.03.	Governmental Authorization; Other Consents	63
5.04.	Binding Effect	63
5.05.	Financial Statements; No Material Adverse Effect	64
5.06.	Litigation	64
5.07.	Ownership of Property; Liens; Investments	65
5.08.	Environmental Compliance	65
5.09.	Insurance	65
5.10.	Taxes	66
5.11.	ERISA Compliance	66
5.12.	Subsidiaries; Equity Interests; Loan Parties	67
5.13.	Margin Regulations; Investment Company Act	67
5.14.	Disclosure	67
5.15.	Compliance with Laws	68
5.16.	Intellectual Property; Licenses, Etc	68
5.17.	Solvency	68
5.18.	Casualty, Etc	68
5.19.	Pari Passu Obligations	68
5.20.	Genpact India Net Worth	69

	ARTICLE VI
	AFFIRMATIVE COVENANTS

6.01.	Financial Statements	69
6.02.	Certificates; Other Information	70
6.03.	Notices	73
6.04.	Payment of Obligations	73
6.05.	Preservation of Existence, Etc	74
6.06.	Maintenance of Properties	74
6.07.	Maintenance of Insurance	74
6.08.	Compliance with Laws	74
6.09.	Books and Records	74
6.10.	Inspection Rights	74
6.11.	Use of Proceeds	75
6.12.	Covenant to Guarantee Obligations and Give Security	75
6.13.	Compliance with Environmental Laws	77
6.14.	Further Assurances	77

6.15.	Cash Collateral Accounts	78
6.16.	Post-Closing Requirements	78

	ARTICLE VII
	NEGATIVE COVENANTS

7.01.	Liens	79
7.02.	Indebtedness	80
7.03.	Investments	83
7.04.	Fundamental Changes	84
7.05.	Dispositions	85
7.06.	Restricted Payments	86
7.07.	Change in Nature of Business	87
7.08.	Transactions with Affiliates	87
7.09.	Burdensome Agreements	87
7.10.	Use of Proceeds	88
7.11.	Financial Covenants	88
7.12.	Amendments of Organization Documents	88
7.13.	Accounting Changes	89
7.14.	Prepayments, Etc. of Indebtedness	89
7.15.	Amendment, Etc. of the MSA and Indebtedness	89
7.16.	Partnerships, Etc	89
7.17.	Speculative Transactions	89
7.18.	Formation of Subsidiaries	89
7.19.	Mauritius Holding Companies	90

	ARTICLE VIII
	EVENTS OF DEFAULT AND REMEDIES

8.01.	Events of Default	90
8.02.	Remedies upon Event of Default	92
8.03.	Application of Funds	93

	ARTICLE IX
	ADMINISTRATIVE AGENT

9.01.	Appointment and Authority	94
9.02.	Rights as a Lender	95
9.03.	Exculpatory Provisions	95
9.04.	Reliance by Administrative Agent	96
9.05.	Delegation of Duties	96
9.06.	Resignation of Administrative Agent	96
9.07.	Non-Reliance on Administrative Agent and Other Lenders	97
9.08.	No Other Duties, Etc	97
9.09.	Administrative Agent May File Proofs of Claim	97
9.10.	Collateral and Guaranty Matters	98
9.11.	References to Collateral Agent	99

	ARTICLE X
	CONTINUING GUARANTY

10.01.	Guaranty	99
10.02.	Rights of Lenders	99
10.03.	Certain Waivers	100
10.04.	Obligations Independent	100
10.05.	Subrogation	100
10.06.	Termination; Reinstatement	100
10.07.	Subordination	101
10.08.	Stay of Acceleration	101
10.09.	Condition of Borrower	101

	ARTICLE XI
	MISCELLANEOUS

11.01.	Amendments, Etc	101
11.02.	Notices and Other Communications; Facsimile Copies	103
11.03.	No Waiver; Cumulative Remedies	104
11.04.	Expenses; Indemnity; Damage Waiver	104
11.05.	Payments Set Aside	106
11.06.	Successors and Assigns	106
11.07.	Treatment of Certain Information; Confidentiality	110
11.08.	Right of Setoff	110
11.09.	Interest Rate Limitation	111
11.10.	Counterparts; Integration; Effectiveness	111
11.11.	Survival of Representations and Warranties	111
11.12.	Severability	111
11.13.	Replacement of Lenders	112
11.14.	Governing Law; Jurisdiction; Etc	112
11.15.	Waiver of Jury Trial	113
11.16.	USA PATRIOT Act Notice	114
11.17.	Agent for Service of Process	114
11.18.	Judgment Currency	114

SIGNATURES		S-1

SCHEDULES

2.01	Revolving Credit Commitments and Term A Loans and Applicable Percentages
4.01(a)(v)	Additional Guaranty and Collateral Documents
4.01(a)(ix)	Local Counsel
5.01(b)	Loan Parties
5.03	Certain Authorizations
5.05	Supplement to Interim Financial Statements
5.07(b)	Existing Liens
5.07(c)	Owned Real Property
5.07(d)	Leased Real Property (Lessee)
5.07(e)	Existing Investments
5.12	Subsidiaries and Other Equity Investments; Loan Parties
5.16	Intellectual Property Matters
6.12	Guarantors
6.16	Post-Closing Matters
7.02	Existing Indebtedness
7.05(f)	Sale Leaseback Facilities
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Amended and Restated Term Note
C-2	Amended and Restated Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Form of Consent and Ratification
G-1	Opinion Matters – Counsel to Loan Parties
G-2	Opinion Matters – Local Counsel Opinions

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of June 30, 2006, among GENPACT INTERNATIONAL, a Société à Responsabilité Limitée under the laws of the Grand Duchy of Luxembourg (the “Borrower”), GENPACT GLOBAL HOLDINGS SICAR SARL, a Société à Responsabilité Limitée qualifying as a Société d’investissment en capital à risque under the laws of the Grand Duchy of Luxembourg and the direct parent of the Borrower (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Swing Line Lender and L/C Issuer and BANC OF AMERICA SECURITIES ASIA LIMITED (“BA ASIA”), as Administrative Agent and Collateral Agent, and BA ASIA, ABN AMRO BANK N.V. (“ABN AMRO,”), CITIGROUP GLOBAL MARKETS SINGAPORE PTE. LTD. (“CGM”) and GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as Joint Mandated Lead Arrangers and BA ASIA and ABN AMRO as Joint Book Managers.

PRELIMINARY STATEMENTS:

(1)           The Borrower, Holdings, the Administrative Agent and certain Lenders have entered into a Credit Agreement dated as of December 30, 2004 (the “Existing Credit Agreement”).

(2)           The Borrower has requested to amend and restate the Existing Credit Agreement in its entirety in order, among other things, to extend the maturity of the Term A Facility, to reduce the interest rate and to modify the security provisions and certain covenants.

(3)           The Lenders (as defined in the Existing Credit Agreement) have agreed to the amendment of the Existing Credit Agreement as provided herein pursuant to a consent dated as of even date herewith (the “Lender Consent”).  Those lenders who have not agreed to the amendment have assigned their Term A Loan and/or their Revolving Credit Commitment to existing Lenders or new Lenders and the allocation of the Revolving Credit Commitments are set forth on Schedule 2.01.

(4)           It is the intent of the parties hereto that the Existing Credit Agreement be amended, with such amendment being in the form of this Agreement, that this Agreement not constitute a novation of the obligations and liabilities under the Existing Credit Agreement or evidence payment of all or any of such obligations and liabilities, that this Agreement amend and restate in its entirety the Existing Credit Agreement, and that from and after the date hereof, the Existing Credit Agreement be of no further force and effect except as to evidence the incurrence of the “Obligations” under the “Loan Documents” (as each is defined therein) thereunder and representations and warranties made thereunder.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01.        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ABN AMRO” has the meaning specified in the introductory paragraph hereto.

“Administrative Agent” means BA ASIA in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Collateral Agent and any other sub-agent under Section 9.05 or otherwise contemplated by any Collateral Document.

“Aggregate Commitments” means the Revolving Credit Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Amended and Restated Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, in substantially the form of Exhibit C-2.

“Amended and Restated Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, in substantially the form of Exhibit C 1.

“Applicable Commitment Fee Percentage” means, at any time, 0.30% per annum.

“Applicable Margin” means (i) for the first 120 days following the Closing Date, 0.875% per annum and (ii) thereafter, a percentage per annum determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) and in accordance with the following table:

Pricing Level	Consolidated Leverage Ratio	Applicable Margin
1	Less than 1.25:1.00	0.70%
2	Greater than or equal to 1.25:1.00 but less than 1.75:1.00	0.75%
3	Greater than or equal to 1.75:1.00	0.875%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply in respect of the Term A Facility and the Revolving Credit Facility, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by the principal amount of such Term A Lender’s Term A Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time.  If the Revolving Credit Commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to either the Term A Facility or the Revolving Credit Facility, a Lender that has any combination of a Commitment or outstanding Loans with respect to such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning specified in Section 2.14(c).

“Assumption Agreement” has the meaning specified in Section 2.14(d)(ii).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“BA ASIA” means Banc of America Securities Asia Limited and its successors.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or the Term A Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and in New York and, if such day relates to any Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person for any period, an amount equal to (a) any expenditure incurred during such period in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations, but including the aggregate amount of such Person’s obligations with respect to Capitalized Leases incurred or entered into during such period other than (i) the portion thereof attributable to interest and maintenance expense and (ii) any Capitalized Lease permitted under Section 7.02(h)) in accordance with GAAP, minus (b) the amount of such expenditures made by such Person during such period or a prior period (to the extent not previously reimbursed) pursuant to contracts with customers of the Subsidiaries of Holdings and the Borrower that are actually reimbursed in cash by such customers during such period pursuant to the terms of such contracts.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” means (a) any deposit account or securities account of the Borrower or Holdings in New York, New York and under the control of the Collateral Agent pursuant to a “control agreement” in substantially the form attached as Exhibit B to the Security Agreement or otherwise on terms and conditions, and otherwise established in a manner, reasonably satisfactory to the Administrative Agent, in each case, maintained with the Collateral Agent or any of its affiliates or otherwise with a commercial bank or securities intermediary reasonably acceptable to the Administrative Agent that has accepted the assignment of such accounts to the Collateral Agent for the benefit of the Secured Parties, or (b) a deposit, securities or other account of the Borrower, Holdings or any Subsidiary in any jurisdiction outside of the United States in which the Collateral Agent has a security interest or which the Collateral Agent otherwise controls, in each case, (i) on terms and conditions, and otherwise established in a manner, reasonably satisfactory to the Administrative Agent, and (ii) maintained with the Collateral Agent or any of its affiliates or otherwise with a commercial bank reasonably acceptable to the Administrative Agent that has accepted the assignment of such accounts to the Collateral Agent for the benefit of the Secured Parties.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Distributions” means, with respect to any Person for any period, all dividends and other distributions on any of the outstanding Equity Interests in such Person, all purchases, redemptions, retirements, defeasances or other acquisitions of any of the outstanding Equity Interests in such Person and all returns of capital to the stockholders, partners or members (or the equivalent persons) of such Person, in each case to the extent paid in cash by or on behalf of such Person during such period.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or at least “A 1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e)           short-term obligations issued by entities organized under the laws of the People’s Republic of China, the Republic of India and the United Mexican States, which, in each case, are given the highest credit rating by independent rating agencies operating in those respective jurisdictions recognized as the leading credit rating agencies in such jurisdictions by the Administrative Agent; and

(f)            other Investments (not made for speculative purposes with respect to currency exchange rates) of substantially the same type, maturity and liquidity and issued by comparable governmental and obligors having at least the same creditworthiness as the Investments and obligors listed in clauses (a) through (e) above denominated in the currency of any jurisdiction in which any Subsidiary of Holdings conducts its operations.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           Prior to a Qualifying IPO, the Equity Investors and GE, collectively, shall cease to own and control legally and beneficially, either directly or indirectly, Equity Interests in Holdings representing at least a majority of the combined voting power of all of the Equity Interests entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (including by taking into account all such Equity Interests that the Equity Investors and GE have the right to acquire pursuant to any option right); or

(b)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors and GE becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (i) more than 50% of the common Equity Interests of Holdings at any time, which shall also be deemed to have occurred upon the creation of any Liens on such common Equity Interest in favor of such “person” or “group”, or (ii) prior to a Qualifying IPO, more of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (including by taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right) than is held by either the Equity Investors or GE, whichever holds the greater percentage of such Equity Interests among them; or

(c)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(d)           Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower;

provided, that the creation of any Lien, or any agreement or commitment to create any Lien, that would otherwise result in a Change of Control hereunder shall not constitute a Change of Control to the extent that such Lien, agreement or commitment does not result in the right to terminate the MSA.

“China Security Agreements” means one or more security agreements or comparable security, pledge or collateral documents or instruments relating to the Equity Interests in or of, or assets of, any Subsidiary of Holdings under the laws of the People’s Republic of China delivered in connection with the Existing Credit Agreement and such additional agreements, documents or instruments as may be required to be delivered hereunder, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Closing Date” means the first date, on or before June 30, 2006, on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Agent” means, as applicable, any of (i) the Administrative Agent or (ii) an affiliate of the Administrative Agent acting in the capacity as collateral agent under any Collateral Document.

“Collateral Documents” means, collectively, the Security Agreement, the MSA Account Control Agreements, the MSA Assignment Consent, the Luxembourg Security Agreements, the Mauritius Pledge Agreements, the India Pledge Agreements, the U.K. Security Agreements, the U.K. Pledge Agreements, the Consent, each of the Mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements, consents and all supplements with respect to the foregoing delivered to the Collateral Agent and the Lenders pursuant to Section 6.12 or otherwise required or contemplated (whether as of the Closing Date or thereafter) by any of the foregoing agreements (including, without limitation, the Hungary Security Agreements, the India Pledge Agreements, the U.K. Security Agreements, the China Security Agreements and the Mexico Security Agreements), and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment Date” has the meaning specified in Section 2.14(b).

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing or (b) a continuation of Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consent” has the meaning specified in Section 4.01(a).

“Consolidated EBITDA” means, for any Measurement Period, without duplication, an amount equal to the Consolidated Net Income of Holdings and its Subsidiaries for such Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non recurring expenses reducing such Consolidated Net Income in such period, and (v) non-cash expenses reducing such Consolidated Net Income in such period and minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) Federal, state, local and foreign income tax credits, (ii) all non cash items increasing Consolidated Net Income, (iii) non-recurring items increasing such Consolidated Net Income and (iv) non-cash expenses (whether non-recurring or otherwise) reducing Consolidated Net Income in a prior period, included in the calculation of Consolidated EBITDA for such period, that become cash expenses or otherwise payable in cash in such period, in each of clauses (a) and (b), of or by Holdings and its Subsidiaries for such Measurement Period; provided, that for purposes of determining Consolidated EBITDA for purposes of Section 7.11, Consolidated Net Income shall be determined to exclude extraordinary losses during such Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) Attributable Indebtedness, (e) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments supporting outstanding Indebtedness, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary; provided, that Indebtedness under a facility permitted pursuant to Section 7.02(j) supported by a Letter of Credit to the extent that the amount of such facility does not exceed the amount of such Letter of Credit shall not constitute Consolidated Funded Indebtedness.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, debt discount, upfront financing fees, letter of credit fees and capitalized interest (including, without limitation, in connection with the deferred purchase price of assets), in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense under Capitalized Leases and Synthetic Lease Obligations that is treated as interest in accordance with GAAP, and (c) net payments made (or less net payments received) in respect of Swap Contracts permitted under this Agreement designed to hedge or protect against interest rate fluctuations, in each case, of or by Holdings and its Subsidiaries for such Measurement Period.

“Consolidated Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by Holdings and its Subsidiaries for or during such Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less cash and Cash Equivalents to (b) Consolidated EBITDA of Holdings and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated Net Income” means, for any Measurement Period, the net income of Holdings and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) on a consolidated basis for such Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, partial or total cessation of business, bankruptcy, assignment for the benefit of creditors, suspension of payments, moratorium, winding-up, dissolution, administration, rearrangement, receivership, insolvency, reorganization (by way of voluntary arrangement, scheme or arrangement or otherwise) or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Eurodollar Rate plus (ii) the Applicable Margin plus (iii) 2.00% per annum; provided, however, that, with respect to a Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.00% per annum; and provided further that, with respect to any amount of the Obligations that is not paid when due, the Eurodollar Rate shall be determined by the Administrative Agent as though the unpaid amount were a Loan made on the due date with an Interest Period determined pursuant to clause (d) of the definition thereof and (b) when used with respect to Letter of Credit Fees, a rate equal to 3.00% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term A Loans, Revolving Credit Loans, participations in L/C Obligations or participations in

Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of any proceeding under Debtor Relief Laws.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EBITDA” means, for any period, for any Person, the sum, determined on a consolidated basis, of (a) net income (or net loss) plus (b) interest expense plus, (c) income tax expense plus (d) depreciation expense plus (e) amortization expense, with each such component determined in accordance with GAAP or such accounting standard as the Administrative Agent may reasonably accept, for such period.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the L/C Issuer and the Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include Holdings, the Borrower or any of Holdings’ Subsidiaries or any Equity Investor Related Party.

“Eligible Subsidiary” has the meaning specified in Section 6.12(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, including any capital stock or interests issuable upon the occurrence or existence of any event or condition.

“Equity Investor Related Party” means (a) the Equity Investors (including their affiliated funds), (b) any fund or other entity that is administered, advised or managed by any Equity Investor or its affiliated funds or by any Person that administers, advises or manages any Equity Investor or its affiliated funds, and (c) any Person that administers, advises or manages any Equity Investor or any of its affiliated funds and such Person.

“Equity Investors” means (a) Wachovia Corporation and its respective Affiliates and (b) General Atlantic Partners, LLC and Oak Hill Capital Management, Inc. and their respective affiliated funds.

“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended, and all rules and regulations promulgated and all rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Holdings within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period, the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject to the provisions of Section 3.03.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower or Holdings hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by any jurisdiction (or any political subdivision thereof) (i) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) that would not have been imposed but for a connection between such Lender, Administrative Agent, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower or Holdings hereunder and the jurisdiction imposing such Tax or any political subdivision thereof or therein other than a connection arising as a result of such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any of the other Loan Documents, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction (i) in which the Borrower is located or (ii) that would not have been imposed but for a connection between such Lender, Administrative Agent, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower or Holdings hereunder and the jurisdiction imposing such Tax or any political subdivision thereof or therein other than a connection arising as a result of such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any of the other Loan Documents, and (c) any taxes attributable to such Lender’s failure to comply with the requirements described in Section 3.01(e).

“Facility” means the Term A Facility, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Fee Letter” means the letter agreement, dated April 21, 2006, among the Borrower and the Joint Mandated Lead Arrangers (except for GECC) and certain of their Affiliates.

“Foreign Benefit Arrangement” has the meaning specified in Section 5.11(d).

“Foreign Collateral Documents” means the Collateral Documents governed by the laws of any jurisdiction other than any state of the United States.

“Foreign Plan” has the meaning specified in Section 5.11(d).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person means Indebtedness in respect of the Credit Extensions, in the case of the Borrower, and all other Indebtedness of such Person that by its terms matures more than one year after the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GE” means General Electric Company, a New York corporation.

“GECC” has the meaning specified in the introductory paragraph hereto.

“GECIM” means GE Capital International (Mauritius), a Mauritius corporation.

“Genpact India” means Genpact India, a private company with unlimited liability incorporated under the India Companies Act, 1956.

“Genpact India Financial Statements” means the consolidated  balance sheet and income statement of Genpact India for the fiscal year ended March 31, 2006 prepared by management of Genpact India in accordance with Indian statutory accounting requirements.

“Genpact Sub-Contracts” means, collectively, the contracts entered into from time to time in the ordinary course between the Borrower, on the one hand, and any Subsidiary of Holdings, on the other hand, relating to the provision of services under and as defined in the MSA or any other master services agreements or statements of work thereunder entered into by the Borrower with third parties.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means, collectively, Holdings, the Subsidiaries of Holdings listed on Schedule 6.12 and each other Subsidiary of Holdings that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by Holdings under Article X in favor of the Secured Parties and the Subsidiary Guaranty made by the Guarantors (other than Holdings) in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Hedge Agreement.

“Holdings” has the meaning specified in the Preliminary Statements to this Agreement.

“Holdings Valuation” means an amount equal to the product of (i) the Qualifying IPO price per share of Holdings’ common Equity Interests offered in the Qualifying IPO (as set forth in the final prospectus of Holdings for such Qualifying IPO) multiplied by (ii) the fully diluted number of Holdings’ common Equity Interests outstanding immediately prior to such Qualifying IPO (giving pro forma effect to the exercise or conversion of all outstanding shares of preferred Equity Interests, options, warrants and other Equity Interests (or other securities or interests) convertible into or exchangeable for Holdings’ common Equity Interests whether or not then exercisable or convertible, that have exercise or conversion prices less than the Qualifying IPO price per share).

“Hungary Security Agreements” means one or more security agreements or comparable security, pledge or collateral documents or instruments relating to the Equity Interests in or of, or assets of, any Subsidiary of Holdings under the laws of Hungary delivered in connection with the Existing Credit Agreement and such additional agreements, documents or instruments as may be required to be delivered hereunder, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Increase Date” has the meaning specified in Section 2.14(a).

“Increasing Lender” has the meaning specified in Section 2.14(b).

“Incremental Commitments” has the meaning specified in Section 2.14(a).

“Incremental Facility” has the meaning specified in Section 2.14(a).

“Incremental Facility Lender” has the meaning specified in Section 2.14(c).

“Incremental Term Facility” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Capitalized Lease obligations and Synthetic Lease Obligations of such Person;

(g)           all obligations (whether contingent or otherwise) with respect to any Equity Interest which, either by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable or required to be purchased, retired or defeased (whether pursuant to a sinking fund obligations or otherwise), (ii) requires the payment of any liquidated damages or all or portion of the liquidation value thereof, (iii) is redeemable at the option of the holder thereof, in whole or in part, (iv) provides for the scheduled payments of dividends in cash, or (v) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests of the type contemplated in clauses (i) through (iv) above, in each case, prior to the date that is one year after the latest Maturity Date of the Facilities; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“India Pledge Agreement” means one or more pledge agreements or comparable security, pledge or collateral documents or instruments relating to the Equity Interests in or of, any Subsidiary of Holdings under the laws of India delivered in connection with the Existing Credit Agreement and such additional agreements, documents or instruments as may be required to be delivered hereunder, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means as to any Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Loan, the period commencing on the date such Loan is disbursed or continued and ending (other than in the case of Swingline Loans) on the date one, two, three or six months thereafter (or, in the case of Swingline Loans, ending one week or such other period as the Swing Line Lender may agree thereafter), as selected by the

Borrower in its Committed Loan Notice or such other period that is twelve months or less (except with respect to Swingline Loans) requested by the Borrower and consented to by all Appropriate Lenders with respect to such Loans; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period comprised of a whole number of months that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made; and

(d)           the Interest Period for (i) any Borrowings on the Closing Date shall be one month and (ii) any amount of the Obligations that is not paid when due shall be one week, or, in each case, any shorter period selected by the Administrative Agent.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of or in another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt of or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person.  The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application and each other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joint Mandated Lead Arrangers” means, collectively, BA ASIA, ABN AMRO, CGM and GECC in their capacities as Joint Mandated Lead Arrangers for the Facilities.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, or extension of the expiry date thereof or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lender Consent” has the meaning specified in the Preliminary Statements.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and includes the letters of credit issued under the Existing Credit Agreement, which shall be deemed “Letters of Credit” for purposes of this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $50,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term A Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document, (g) each Secured Hedge Agreement and (h) Treasury Management Agreements; provided that for purposes of Articles IV through VIII, “Loan Documents” shall not include Secured Hedge Agreements and Treasury Management Agreements (other than for purpose of Sections 6.12 and 6.14).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Luxco 1” means Genpact Global (Lux) Sarl, a Société à Responsabilité Limitée under the laws of the Grand Duchy of Luxembourg and the direct parent of Holdings.

“Luxembourg Security Agreements” means one or more security agreements or comparable security, pledge or collateral documents or instruments relating to the Equity Interests in or of, or assets of, any Loan Party under the laws of Luxembourg delivered in connection with the Existing Credit Agreement and such additional agreements, documents or instruments as may be required to be delivered hereunder, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

 “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the properties, business, condition (financial or otherwise) or results of operations of the Borrower or of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of any Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the earlier of (i) June 30, 2011 and (ii) the date of termination in whole of the Revolving Credit

Commitments pursuant to Section 2.06 or 8.02 and (b) with respect to the Term A Facility, the earlier of (i) June 30, 2011 and (ii) such other date as this Agreement provides for the termination of the Term A Facility.

“Mauritius Genpact India Investments” means Genpact India Investments, a limited liability company organized under the laws of Mauritius.

“Mauritius Holding Companies” means Genpact India International, a limited liability company organized under the laws of Mauritius, Genpact India Holdings, a limited liability company organized under the laws of Mauritius, and Mauritius Genpact India Investments.

“Mauritius Pledge Agreement” means one or more pledge agreements or comparable security, pledge or collateral documents or instruments relating to the Equity Interests in or of, any Subsidiary of Holdings under the laws of Mauritius delivered in connection with the Existing Credit Agreement and such additional agreements, documents or instruments as may be required to be delivered hereunder, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Measurement Period” means a period of four consecutive fiscal quarters of Holdings.

“Mexico Security Agreements” means one or more security agreements or comparable security, pledge or collateral documents or instruments relating to the Equity Interests in or of, or assets of, any Subsidiary of Holdings under the laws of Mexico, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means any mortgages, deeds of trust and similar documents and instruments, as applicable, in any relevant jurisdictions necessary to create a valid and effective security interest in any real property interests (including improvements and fixtures thereon) in such jurisdiction.

“MSA” means the Master Services Agreement dated as of December 30, 2004 between GE and the Borrower, as amended on December 16, 2005.

“MSA Account Control Agreement” means (a) any account control agreement (whether deposit account or securities account) in form and substance, and on terms and conditions, reasonably satisfactory to the Administrative Agent, among the Borrower, the Collateral Agent, and the bank or financial institution acting as Administrative Agent or the Collateral Agent or an affiliate thereof, in each case, in New York, New York with respect to any account in New York, New York into which payments in connection with the MSA are to be paid as provided in Section 6.15, and (b) any fixed or floating charge over deposits (whether deposit account or securities account) (or any other charge, pledge or other security document or instrument in form and substance, and on terms and conditions, reasonably satisfactory to the Administrative Agent), among the Borrower, the Collateral Agent, and the bank or financial institution acting as Administrative Agent or the Collateral Agent or an affiliate thereof, in each case, in London, England, with respect to any account in London, England into which payments in connection with the MSA are to be paid as provided in Section 6.15.

“MSA Assignment Consent” means the Assignment Acknowledgment and Consent Agreement, among GE, the Borrower and the Collateral Agent.

“MSA Collateral Account” means (a) any blocked, non-interest bearing deposit account of the Borrower at the bank or financial institution acting as Administrative Agent or the Collateral Agent or an affiliate thereof, in each case, in New York, New York, in the name of the Borrower and under the control of the Collateral Agent pursuant to an MSA Account Control Agreement contemplated in clause (a) of the definition thereof, which may be linked to a securities account in New York, New York with such bank or an affiliate under the control of the Collateral Agent pursuant to the same or an additional MSA Account Control Agreement, and (b) any account of the Borrower at the bank or financial institution acting as Administrative Agent or the Collateral Agent or an affiliate thereof, in each case, in London, England in the name of the Borrower and under the control of the Collateral Agent pursuant to an MSA Account Control Agreement contemplated in clause (b) of the definition thereof, which may be linked to a securities or similar account in London, England with such bank or an affiliate under the control of the Collateral Agent pursuant to the same or an additional MSA Account Control Agreement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, other than a Foreign Benefit Arrangement or Foreign Plan, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any proceeds of casualty insurance, condemnation awards, indemnity payments or similar proceeds received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) and any purchase price adjustments over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the out of pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith, and (D) any reserves with respect to liabilities reasonably expected to arise within six months after the date of the transaction for indemnity payments or purchase price adjustments (other than working capital and similar adjustments unless required to be held in escrow) payable under the applicable Disposition documents and after such six-month period, such reserves, to the extent not so applied, shall constitute Net Cash Proceeds.

“Note” means a Term A Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  The foregoing shall also include all obligations of any Loan Party under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, fixed or variable registration duties, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term A Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term A Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Benefit Arrangement or a Foreign Plan, established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning specified in Section 1(d)(iv) of the Security Agreement.

“Pledged Equity” has the meaning specified in Section 1(d)(iii) of the Security Agreement.

“Projections” means all financial projections concerning Holdings and its subsidiaries.

“Qualifying IPO” means Holding’s or pursuant to Section 7.04, a successor entity’s first underwritten public offering of its common Equity Interests pursuant to a registration statement under the Securities Act of 1933, as amended, that either (x) (i) results in gross proceeds of at least $75 million, (ii) implies a Holdings Valuation of at least $750 million and (iii) results in the listing or quotation of Holdings’ or a successor entity’s common Equity Interests on a recognized United States or international securities exchange or (y) was initiated by GECIM pursuant to Section 4.02 of the Shareholders’ Agreement.

“Reduction Amount” has the meaning set forth in Section 2.05(b)(vi).

“Reference Banks” means Bank of America and Citibank, N.A., Hong Kong Branch.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination,  Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the sum of the aggregate principal amount of the Term A Loans outstanding on such date.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice-president, treasurer or assistant treasurer of a Loan Party or, with respect to any Subsidiary that is not a domestic Subsidiary, an equivalent position, including directors.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or (iii) any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time (equal to $100,000,000 on the Closing Date).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

 “Revolving Facility Increase” has the meaning specified in Section 2.14(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor thereto.

“Sarbanes Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank, the aggregate notional amount of which does not exceed, on any date, in the case of interest rate Swap Contracts, the outstanding principal amount of the Term A Loan on such date.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, any Person that is a Lender or an Affiliate of a Lender in its capacity as a party to a Treasury Management Agreement, each co agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes Oxley and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

“Security Agreement” means the Security Agreement dated December 30, 2004 among the Borrower, Holdings and the Grantors (as defined therein) and Bank of America, N.A. as Collateral Agent (as it may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Security Agreement Supplement” means any supplement to the Collateral Documents, including the supplement referred to in Section 21(b) of the Security Agreement.

“Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement dated December 16, 2005 among Holdings, Luxco 1, the Equity Investors, GECIM and the “Shareholders” referred to therein.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) with respect to any Person organized under the laws of Luxembourg, the credit position of such Person would not result in an Event of Default under Section 8.01(g)(iv).  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided, that a corporation, partnership, joint venture, limited liability company or other business entity shall not be a “Subsidiary” of a Person solely as a result of such Person’s performing all or substantially all of the business or operations (without control of management)  of such corporation, partnership, joint venture, limited liability company or other business entity, and sharing in any costs, revenues and profits thereof, pursuant to any contractual or similar arrangement.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings, including the Borrower.

“Specified Loan Party” has the meaning specified in Section 4.01(a).

“Subsidiary Report” has the meaning specified in Section 6.02(k).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options,

forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, including any such obligations or liabilities under any master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so called synthetic, off balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Matters Agreement” means the Tax Matters Agreement dated December 30, 2004 among GECIM, Garuda Investment Co., a Cayman Islands corporation and Holdings.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Facility” means, at any time, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time (equal to $150,000,000 on the Closing Date).

“Term A Lender” means any Lender that holds Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Threshold Amount” means $15,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Transaction” means the execution and delivery of, and funding under, this Agreement.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“U.K. Pledge Agreements” means one or more pledge agreements or comparable security, pledge or collateral documents or instruments relating to the Equity Interests in or of, any Subsidiary of Holdings under the laws of England and Wales delivered in connection with the Existing Credit Agreement and such additional agreements, documents or instruments as may be required to be delivered hereunder, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“U.K. Security Agreements” means one or more security agreements or comparable security, pledge or collateral documents or instruments relating to the Equity Interests in or of, or assets of, any Subsidiary of Holdings under the laws of the United Kingdom delivered in connection with the Existing Credit Agreement and such additional agreements, documents or instruments as may be required to be delivered hereunder, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the States of the United States of America.

1.02.        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.        Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04.        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Hong Kong time (daylight or standard, as applicable).

1.06.        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07.        Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days (in the jurisdiction to which such Person refers to confirm such rate) prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.        The Loans.  (a)  The Term A Loans.  Each Term A Lender has made a Term A Loan or has acquired a Term A Loan pursuant to the Existing Credit Agreement.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b)           The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings at such time shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).

2.02.        Borrowings and Continuations of Loans.  (a)  Each Revolving Credit Borrowing and each continuation of Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing or continuation of Loans except in the case of any Borrowing to be made on the Closing Date, which notice may be received on the requested date of such Borrowings and the Borrower will endeavor to provide any payment instructions for the proceeds of such Borrowings as soon as reasonably practicable prior thereto (which may be in the form of a Committed Loan Notice); provided, however, that if the Borrower wishes to request Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m.

seven Business Days prior to the requested date of such Borrowing or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., five Business Days before the requested date of such Borrowing or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders.  Each notice by the Borrower pursuant to this Section 2.02(a) must be in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing or continuation of Loans shall be in a principal amount of $1,000,000 in the case of the Revolving Credit Facility and, in each case, in a whole multiple of $500,000 in excess thereof.  Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, or a continuation of Loans, (ii) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed or continued, and (iv) the duration of the Interest Period with respect thereto.  If the Borrower requests a Borrowing or continuation of Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Revolving Credit Loans, and if no timely notice of a continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation as one-month Eurodollar Loans described in Section 2.02(a).  Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds to such other account as the Administrative Agent may from time to time specify to the Borrower and each Lender for this purpose, not later than 11 a.m. (Hong Kong time) on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Loan may be continued only on the last day of an Interest Period for such Loan.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Loans upon determination of such interest rate.

(e)           There shall not be more than six Interest Periods in effect in respect of the Term A Facility.  After giving effect to all Revolving Credit Borrowings and all continuations of

Revolving Credit Loans, there shall not be more than ten Interest Periods in effect in respect of the Revolving Credit Facility.

2.03.        Letters of Credit.  (a)  The Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings at such time shall not exceed the Revolving Credit Facility at such time, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations at such time shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)           The L/C Issuer shall not issue any Letter of Credit if:

(A)          the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D)          such Letter of Credit is to be denominated in a currency other than Dollars;

(E)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)           a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date following any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.

(ii)           Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (which shall be at least three Business Days after the date of such notice), whereupon the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  Each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to this Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iii)          Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(iv)          Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(v)           If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Eurodollar Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(v) shall be conclusive absent manifest error.

(d)           Repayment of Participations.  (i)  At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  Each such payment shall be deemed an L/C Advance hereunder.   The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral. Upon the request of the Administrative Agent, if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c),

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non interest bearing deposit accounts at the bank or financial institution acting as Administrative Agent or any affiliate thereof. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer.

(h)           Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)            Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to 1.00% per annum times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (A) computed on a quarterly basis in arrears and (B) due and payable on the last Business Day of each June, September, December and March, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default under Section 8.01(a) exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate per annum equal to 0.25%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such

Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04.        Swing Line Loans. (a)  The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in respect of the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest at a rate equal to the Eurodollar Rate for the Interest Period available for Swingline Loans plus the Applicable Margin. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. Hong Kong time on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such notice must be in the form of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative

Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans. (i)  The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at Bank of America, N.A. in New York, Account number 6550-0-90737 Chips U1D138124 not later than 1:00 p.m. on the day specified in such Committed Loan Notice (which shall be at least three Business Days after the date of such notice), whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit  Borrowing in accordance with Section 2.04(c)(i), the request for Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Eurodollar Rate and a rate specified by the Swing Line Lender as reflecting its cost of funds. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations. (i)  At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the greater of the Eurodollar rate and a rate specified by the Swing Line Lender as reflecting its cost of funds. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05.        Prepayments. (a)  Optional. (i)  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three days prior to any date of prepayment of Loans in the case of the Revolving Credit Facility and five days prior to any date of prepayment of Loans in the case of the Term A Facility and (B) any prepayment of Loans shall be in a principal amount of $3,000,000 in the case of the Term A Facility (except for any prepayments made pursuant to Section 4.01(b)(iii)) and $1,000,000 in the case of the Revolving Credit Facility and, in each case, in a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility) (except for any prepayments made pursuant to Section 4.01(b)(iii)). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term A Loans pursuant to this Section 2.05(a) shall be applied first, to the next two remaining principal repayment installments thereof and second to the remaining principal repayment installments thereof on a pro rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities (except for any prepayments made pursuant to Section 4.01(b)(iii)).

(ii)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount equal to the lesser of $100,000 and the aggregate principal amount of all Swingline Loans then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any such prepayment shall be accompanied by all accrued interest on such Swing Line Loan and any additional amounts required pursuant to Section 3.05.

(b)           Mandatory. (i)  If any Loan Party or any of its Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c) (to the extent such proceeds are applied pursuant to clause (ii) thereof), (d), (e), (f), (g), (h) and (i) (to the extent the proceeds have been paid to any insurer or other similar entity) which in the aggregate for all Dispositions since the Closing Date results in the realization by such Loan Party or such Subsidiary of Net Cash Proceeds (determined as of the date of such Disposition, whether or not such Net Cash Proceeds are then received by such Loan Party or such Subsidiary) in excess of $25,000,000, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary; provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(i), at the option of the Borrower (as elected by the Borrower in writing to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 365 days following receipt of such Net Cash Proceeds, the purchase of such assets with such proceeds shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05.

(ii)           Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.

(iii)          Upon any proceeds of casualty insurance, condemnation awards, indemnity payments or similar proceeds received by or paid to or for the account of any Loan Party or any of its Subsidiaries in excess of $25,000,000 and not otherwise included in clause (ii) of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary; provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the option of the Borrower (as elected by the Borrower in writing to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments, and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may apply within 365 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; provided further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05.

(iv)          If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans and Swing Line Loans and Unreimbursed Amounts and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the Total Revolving Credit Outstandings exceed the Revolving Credit Facility at such time.

(v)           Each prepayment of Loans pursuant to this Section 2.05(b) shall be applied, first, to the Term A Facility and to the principal repayment installments thereof on a pro rata basis and, second, to the Revolving Credit Facility in the manner set forth in clause (vi) of this Section 2.05(b).

(vi)          Prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii), (iii), or (iv) of this Section 2.05(b), first, shall be applied ratably to the Unreimbursed Obligations and the Swing Line Loans, second, shall be applied ratably to the outstanding

Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii), (iii), or (iv) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all Unreimbursed Obligations, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Credit Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.06(b)(ii). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

2.06.        Termination or Reduction of Revolving Credit Commitments. (a)  Optional. The Borrower may, upon notice to the Administrative Agent, terminate the unused portions of the Letter of Credit Sublimit or the unused Revolving Credit Commitments, or from time to time permanently reduce the unused portions of the Letter of Credit Sublimit or the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $3,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the unused portions of the Letter of Credit Sublimit or the unused Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility.

(b)           Mandatory. (i)  The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made pursuant to Section 2.05(b)(i), (ii), (iii), or (iv) by an amount equal to the applicable Reduction Amount.

(ii)           If after giving effect to any reduction or termination of unused Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)           Application of Revolving Credit Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Revolving Credit Commitment under this Section 2.06. Upon any reduction of the unused Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

2.07.        Repayment of Loans. (a)  Term A Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term A Lenders the aggregate principal amount of all Term A Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05(b):

Date	Amount

September 30, 2006	$5,000,000
December 31, 2006	$5,000,000
March 31, 2007	$5,000,000
June 30, 2007	$5,000,000
September 30, 2007	$5,000,000
December 31, 2007	$5,000,000
March 31, 2008	$5,000,000
June 30, 2008	$5,000,000
September 30, 2008	$5,000,000
December 31, 2008	$5,000,000
March 31, 2009	$5,000,000
June 30, 2009	$5,000,000
September 30, 2009	$10,000,000
December 31, 2009	$10,000,000
March 31, 2010	$10,000,000
June 30, 2010	$10,000,000
September 30, 2010	$12,500,000
December 31, 2010	$12,500,000
March 31, 2011	$12,500,000
Maturity Date	$12,500,000

(b)           Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c)           Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08.        Interest. (a)  Subject to the provisions of Section 2.08(b), each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin and each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate for the Interest Period available for Swingline Loans plus the Applicable Margin.

(b)           (i)  While any Default under Section 8.01(a) exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder and on the amount of any Obligations that are not paid when due, in each case at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09.        Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a)           Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Commitment Fee Percentage times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans and Swing Line Loans plus (B) the Outstanding Amount of L/C Obligations; provided, however, that any commitment fee accrued with respect to any of the Revolving Credit Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee shall accrue at all times from and after the Closing Date and shall be due and payable quarterly in arrears on the last Business Day of each June, September, December and March commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(b)           Other Fees. (i)  The Borrower shall pay to the Joint Mandated Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrower shall pay to the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10.        Computation of Interest and Fees. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year).

Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11.        Evidence of Debt. (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent (set forth in the Register) shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12.        Payments Generally; Administrative Agent’s Clawback. (a)  General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments (including, without limitation, payments of principal, interest, fees, indemnification and Cash Collateral) by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and applicable interest or fee shall continue to accrue.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the rate specified by the Administrative Agent as reflecting its cost of funds and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the relevant Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Each Loan shall be made and each Letter of Credit shall be denominated in Dollars and no Secured Parties (other than Hedge Banks) shall have any obligations hereunder in any currency other than in Dollars.

(ii)           Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the rate specified by the Administrative Agent as reflecting its cost of funds and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in

Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Payment. Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.

2.13.        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof of the applicable Facility as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the

Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14.        Incremental Facility. (a)  The Borrower may at any time prior to 180th day prior to the Maturity Date with respect to the Term A Facility or the Revolving Credit Facility, as the case may be, but in any event not more than on three occasions, by notice to the Administrative Agent, request the addition of a new term loan facility (each, an “Incremental Term Facility”) or an increase in the Revolving Credit Facility (each, a “Revolving Facility Increase” and, together with the Incremental Term Facilities, an “Incremental Facility”) pursuant to additional commitments (the “Incremental Commitments”) in an aggregate amount not to exceed $50,000,000 to be effective as of a date that is at least 90 days prior to the scheduled Maturity Date of the Term A Facility or the Revolving Credit Facility then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of all of the Incremental Commitments exceed $50,000,000, (ii) each new Incremental Facility shall be in an aggregate amount of not less than $5,000,000, (iii) on the date of any such request by the Borrower for an Incremental Facility and on the related Increase Date, the applicable conditions set forth in Section 4.02 shall be satisfied, (iv) such Incremental Facility shall be used for working capital, acquisitions and other general corporate purposes not in contravention of any Law or Loan Document, (v) the final maturity of any Incremental Term Facilities shall be equal to or greater than the final maturity of the Term A Facility and (vi) any Incremental Facility shall be either (A) an increase in the Term A Facility or the Revolving Credit Facility existing prior to the Increase Date, in which case the requirements of Section 2.14(e) shall be satisfied or (B) in the case of an Incremental Term Facility, a new facility on the same terms as the Term A Facility except as to interest rates and the final maturity.

(b)           The Administrative Agent shall promptly notify the Lenders of a request by the Borrower for Incremental Commitments, which notice shall include (i) the proposed amount, the interest rates and the final maturity of the Incremental Facility, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Incremental Facility must commit to an Incremental Commitment (the “Commitment Date”). Each Lender that is willing to participate in such Incremental Facility (each an “Increasing Lender”) shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount of its Incremental Commitment. If the Incremental Commitments provided by such Lenders exceed the amount of the requested Incremental Facility, the Incremental Commitments shall be allocated among the Lenders willing to participate therein in such amounts as determined by the Administrative Agent. The failure of any Lender to respond shall be deemed to be a refusal of such Lender to participate in such Incremental Facility.

(c)           Promptly following the applicable Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Incremental Facility. If the aggregate amount by which the Lenders are willing to participate in any requested Incremental Facility on any Commitment Date is less than the requested amount of such Incremental Facility, then the Administrative Agent may extend offers to one or more Eligible Assignees (each an “Assuming Lender” and together with the Increasing Lenders, the “Incremental Facility Lenders”) to participate in any portion of the Incremental Facility that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d)           On or before the Increase Date, the Administrative Agent shall have received the following, each dated such date:

(i)            (A) certified copies of resolutions of the Board of Directors of the Borrower and Holdings approving the Incremental Facility and the corresponding modifications to this Agreement and (B) an opinion of U.S. and Luxembourg counsel for the Borrower and Holdings, in a form reasonably satisfactory to the Administrative Agent;

(ii)           (A) confirmation from each Lender of the amount of its Incremental Commitment in a writing reasonably satisfactory to the Borrower and the Administrative Agent or (B) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Assuming Lender, the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and

(iii)          such other documents, including an amendment to this Agreement, as the Administrative Agent may reasonably request.

On the applicable Increase Date, upon fulfillment of the conditions set forth or referred to in Section 2.14(a) and in the immediately preceding sentence of this Section 2.14(d), the Administrative Agent shall notify the Incremental Facility Lenders and the Borrower, on or before 11:00 a.m., by telecopier, of the occurrence of the Incremental Facility to be effected on the related Increase Date and shall record in the Register the relevant information with respect to each Incremental Facility Lender on such date. To the extent the interest rate payable in respect of any Incremental Term Facility (whether in the form of interest, fees (other than underwriting fees), original issue discount or any combination thereof) at any time shall be more than 12.5 basis points greater than the interest rate of the Term A Facility and the Revolving Credit Facility then in effect, the definition of “Applicable Margin” set forth in Section 1.01 hereof shall be automatically amended so that the interest rate of the Term A Facility and the Revolving Credit Facility then in effect is no less than the interest rate payable in respect of such Incremental Term Facility.

(e)           To the extent the Incremental Facility Lenders making new loans under an Incremental Facility add the aggregate principal amount of such new loans to the then outstanding Eurodollar Rate Loans, it is acknowledged that the effect thereof may result in such new loans having short Interest Periods (i.e. an Interest Period that will begin during an Interest Period then applicable to the outstanding Eurodollar Rate Loans and which will end on the last day of such Interest Period). In connection therewith, the Borrower may agree to compensate the

Incremental Facility Lenders making the loans under the new Incremental Facility for funding Eurodollar Rate Loans during an existing Interest Period on such basis as may be agreed by the Borrower and the respective Lender or Lenders.

(f)            To the extent any Incremental Term Facility constitutes a new facility separate from the Term A Facility, its weighted average life to maturity shall be no shorter than the Term A Facility and it shall be entitled to the benefit of prepayments under Section 2.05 (i) either ratably with the Term A Facility or following the prepayment in full of the Term A Facility and (ii) prior to or following prepayment of the Revolving Credit Facility, in each case of clauses (i) and (ii) as the Borrower and the Incremental Facility Lenders may agree. Except as specifically set forth in this Section 2.14, each such Incremental Term Facility shall constitute a “Term A Facility”, each Lender under such Incremental Term Facility shall constitute a “Term A Lender”, and each Loan advanced under such Incremental Term Facility shall constitute a “Term A Loan” for all purposes under this Agreement.

(g)           On each Increase Date for any Revolving Facility Increase, in the event any Revolving Credit Loans are then outstanding, (i) each Incremental Facility Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Revolving Credit Lenders, in order to cause, after giving effect to the applicable Revolving Facility Increase and the application of such amounts to make payments to such other Revolving Credit Lenders, the Revolving Credit Loans to be held ratably by all Revolving Credit Lenders as of such date in accordance with their respective Revolving Credit Commitments, (ii) the Borrower shall be deemed to have prepaid and reborrowed all outstanding Revolving Credit Loans made to it as of such Increase Date (with each such borrowing to consist of Revolving Credit Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.02) and (iii) the Borrower shall pay to the Revolving Credit Lenders the amounts, if any, payable under Section 3.05) as a result of such prepayment. To the extent that there are participations in Letters of Credit, the Administrative Agent shall allocate to each Revolving Credit Lender their respective pro rata portion of the aggregate L/C Obligations at such time (after giving effect to the Revolving Facility Increase).

(h)           The Borrower and the Administrative Agent are authorized to enter into such amendments to the Loan Documents as may be necessary or desirable to implement the provisions of this Section 2.14. The Administrative Agent shall as soon as practicable notify the Lenders of such amendments to the Loan Documents.

(i)            This Section 2.14 shall supersede any provisions in Sections 2.13 or 11.01 to the contrary.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.        Taxes. (a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or Holdings hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any

Indemnified Taxes or Other Taxes, provided that if the Borrower or Holdings shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Holdings, as the case may be, shall make such deductions and (iii) the Borrower or Holdings, as the case may be, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower and Holdings. Without limiting the provisions of subsection (a) above, the Borrower and Holdings shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower and Holdings. The Borrower and Holdings shall, jointly and severally, indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes, Other Taxes or any other taxes other than Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments. As soon as practicable and in any event within 30 days after any payment of Indemnified Taxes or Other Taxes by the Borrower or Holdings, as the case may be, to a Governmental Authority, the Borrower or Holdings, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or Holdings, as the case may be, is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and Holdings (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding; provided however (1) that such forms would not, in the good faith judgment of such Lender, require such Lender to disclose any confidential or proprietary information, (2) such Lender is legally entitled to complete, execute and deliver such forms, certificates or other documents and (3) the completion, execution or delivery of such forms, certificates or other documents would not, in the good faith judgment of the Lender, result in the imposition on the

Lender of any additional material legal or regulatory burdens, any additional material out-of-pocket costs not indemnified hereunder, or be otherwise materially disadvantageous to such Lender. In addition, any Lender, if requested by the Borrower, Holdings or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent as will enable the Borrower, Holdings or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)            Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its reasonable discretion, that it has received a refund or a credit in lieu thereof (other than a foreign tax credit) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or Holdings, as the case may be, or with respect to which the Borrower or Holdings has paid additional amounts pursuant to this Section, it shall pay to the Borrower or Holdings, as the case may be, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Holdings under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or Holdings, as the case may be, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower or Holdings (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer if the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. Notwithstanding the foregoing, nothing in this section shall be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, Holdings or any other Person.

3.02.        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Loans of such Lender, either on the last day of the Interest Period therefore (subject to the Borrower’s right to replace such Lender pursuant to Section 11.13), if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid.

3.03.        Inability to Determine Rates. If the Required Lenders determine that for any reason (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of their Loans, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any Interest Period, or (c) the Eurodollar Rate for any Interest Period does not adequately and fairly reflect the cost to such Lenders of funding their Loans, or if at any time the Eurodollar Rate is required to be determined on rates provided by the Reference Banks and fewer than two Reference Banks provide such a rate to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender. In such event, the rate of interest on each Lender’s Loans for the applicable Interest Period shall be a rate per annum mutually agreed by the Borrower and the Administrative Agent in good faith as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period. If no such rate is agreed, the rate of interest on each Lender’s Loans for the applicable Interest Period shall be equal to the sum of (x) the Applicable Margin and (y) a rate per annum that compensates each Lender for the cost of funding its Loans, as notified to the Administrative Agent and the Borrower.

3.04.        Increased Costs; Reserves on Loans. (a)  Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05.        Compensation for Losses. Upon demand of any Lender or the L/C Issuer (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, by reason of funding by any Lender of its risk participation in a Letter of Credit or a Swing Line Loan, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow or continue any Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06.        Mitigation Obligations; Replacement of Lenders. (a)  Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (iii) the Loans held by any Lender are required to be prepaid under Section 3.02, the Borrower may replace such Lender in accordance with Section 11.13.

3.07.        Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01.        Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s or Collateral Agent’s receipt, as applicable, of the following, each of which shall be originals or telecopies (followed promptly by originals)

unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and each of the Lenders:

(i)            executed counterparts of this Agreement by the Borrower and Holdings;

(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)          an executed consent and ratification (the “Consent”) of the continued validity of the Collateral Documents and the Subsidiary Guaranty, such consent and ratification to be in the form attached hereto as Exhibit F;

(iv)          an executed Lender Consent;

(v)           such Guaranty Supplements and Collateral Documents identified on Schedule 4.01(a)(v);

(vi)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower, Holdings and each Loan Party identified on Schedule 5.01(b) as being subject to clauses (vi), (vii), (ix) and (x) of this Section 4.01(a) (the “Specified Loan Parties”), as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii)         (A) certified copies of such charter and organizational documents for the Borrower, Holdings and each Specified Loan Party, including, without limitation, articles of incorporation, articles of formation, bylaws, operating agreements, partnership agreements, and any equivalent of the foregoing documents, and (B) such documents and certifications as the Administrative Agent may reasonably require to evidence that (i) each of the Borrower, Holdings and each Specified Loan Party is duly organized or formed, (ii) each of the Borrower and Holdings is validly existing, in good standing and qualified to engage in business in Luxembourg, and (iii) Holdings and each of its Subsidiaries are qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii)        a favorable opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in substantially the form attached hereto as Exhibit G-1;

(ix)           a favorable opinion of each of the local counsel set forth on Schedule 4.01(a)(ix), addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G-2 and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request, in each case, as applicable in the jurisdiction in which such local counsel is admitted to practice;

(x)            a certificate of a Responsible Officer of the Borrower, Holdings and each Specified Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xi)           a certificate signed by a Responsible Officer of Holdings certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to (x) have, either individually or in the aggregate, a Material Adverse Effect, (y) materially impair the rights and remedies of the Administrative Agent or Collateral Agent or any Lender under any Loan Document or the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (z) materially adversely affect the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; and

(xii)          at least three Business Days prior to the Closing Date, a duly completed Committed Loan Notice with respect to the Borrowing to be made on the Closing Date.

(b)           (i) All amounts owing under the Fee Letter to the Administrative Agent, the Arranger and the Lenders on or before the Closing Date shall have been paid, (ii) all interest, fees, and scheduled repayments of the Term A Loans to be made on the Closing Date pursuant to the Existing Credit Agreement shall have been paid, and (iii) repayments of the Term A Loans (together with interest thereon and other amount that may be due) under the Existing Credit Agreement to the extent that the principal amounts outstanding under such Term A Loans exceed $150,000,000 shall have been made solely to Bank of America, N.A.

(c)           Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)           The Closing Date shall have occurred on or before June 30, 2006.

(e)           The Lenders shall have received annual forecasts of balance sheets, income statements and cash flow statements of Holdings and its Subsidiaries on a consolidated basis and for the operations of Holdings and its Subsidiaries in India on a stand alone basis for the years ended December 31, 2006 through and including December 31, 2011 with respect to Holdings and its Subsidiaries and for the years ended March 31, 2007 through March 31, 2012 with respect to the operations of Holdings and its Subsidiaries in India, in each case, prepared in good faith on the basis of the assumptions stated therein, which assumptions are fair in light of the then existing conditions.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement or the Lender Consent, as the case may be, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02.        Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a), (b), and (c) respectively.

(b)           No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01.        Existence, Qualification and Power; Compliance with Laws. (a)  Each Loan Party and each of its Subsidiaries (i) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws; except in each case referred to in clause (ii)(A), (iii) or (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)           Set forth on Schedule 5.01(b) hereto is a complete and accurate list of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of the Borrower, Holdings and each Specified Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vii) is a true and correct copy of each such document as of the Closing Date, each of which is valid and in full force and effect and since the Closing Date has not been amended, modified, supplemented, restated or replaced except as permitted under Section 7.12.

5.02.        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (except Liens created under the Loan Documents) under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03.        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect, or as otherwise provided in the applicable Collateral Document.

5.04.        Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05.        Financial Statements; No Material Adverse Effect. (a)  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and since the date thereof, no material indebtedness and other liabilities, direct or contingent, of the Holdings and its Subsidiaries, including liabilities for taxes, material commitments and Indebtedness have been incurred as of the Closing Date other than the Transaction. The Genpact India Financial Statements (i) were prepared in accordance with Indian statutory accounting principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Genpact India as of the date thereof and its results of operations for the period covered thereby in accordance with Indian statutory accounting principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and since the date thereof, no material indebtedness and other liabilities, direct or contingent, of Genpact India and its Subsidiaries, including liabilities for taxes, material commitments and Indebtedness have been incurred as of the Closing Date other than the Transaction.

(b)           The unaudited consolidated balance sheet of Holdings and its Subsidiaries dated March 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The consolidated forecasted balance sheet and statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01 or 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Holdings’ best estimate of its future financial performance. The forecasted balance sheet and statements of income and cash flows of Genpact India delivered pursuant to Section 4.01 or 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Genpact India’s best estimate of its future financial performance.

5.06.        Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Borrower after due and diligent investigation,

threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07.        Ownership of Property; Liens; Investments. (a)  Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Schedule 5.07(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries as of the date hereof, showing the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.07(b), and as otherwise permitted by Section 7.01.

(c)           Schedule 5.07(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Eligible Subsidiaries as of the date hereof, showing the street address, county or other relevant jurisdiction, state, record owner and book value thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d)           Schedule 5.07(d) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Eligible Subsidiary of a Loan Party is the lessee as of the date hereof, showing the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(e)           Schedule 5.07(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Eligible Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.08.        Environmental Compliance. The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each of Holdings and the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09.        Insurance. The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.10.        Taxes. Holdings, the Borrower and their Subsidiaries have filed all material tax returns and reports required to be filed, and have paid all taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the best knowledge of Borrower, Holdings and their Subsidiaries, there is no proposed tax assessment against Holdings, the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement other than the Tax Matters Agreement. No income, stamp or other taxes or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever other than under certain circumstances a fixed or variable registration (.24% of the value of the Loan) duty are or will be, under applicable law in Luxembourg, imposed, assessed, levied or collected by Luxembourg or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by the Borrower pursuant to the Loan Documents.

5.11.        ERISA Compliance. (a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Holdings and the Borrower, nothing has occurred which would prevent, or result in the loss of, such qualification. Holdings and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of Holdings and the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of applicable fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a material liability to any Loan Party or any of its Affiliates; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Holdings, nor the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Holdings, nor the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Holdings, nor the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d)           With respect to each scheme or arrangement with respect to employee benefits mandated by a government other than the United States (a “Foreign Benefit Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i)            any material employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)           except as could not reasonably be expected to have a Material Adverse Effect, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii)          each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.12.        Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, each Loan Party has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens except those created under the Collateral Documents. Each Loan Party has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.12 as of the Closing Date and thereafter, as also expressly permitted under Section 7.03. All of the outstanding Equity Interests in Holdings have been validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Equity Investors, GECIM, or directors, employees or consultants of a Loan Party free and clear of all Liens. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings free and clear of all Liens except those created under the Collateral Documents.

5.13.        Margin Regulations; Investment Company Act. (a)  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14.        Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative

Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document taken as a whole (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions that were reasonable at the time.

5.15.        Compliance with Laws. Each Loan Party and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16.        Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, possess the right to use, or is being provided with transitional rights or services with respect to, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, and Schedule 5.16 sets forth a complete and accurate list of all such IP Rights that are registered and owned by each Loan Party and each of its Subsidiaries. To the knowledge of Holdings and the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any registered or issued IP Rights held by any other Person except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings and the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17.        Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent.

5.18.        Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19.        Pari Passu Obligations. The Obligations of the Loan Parties under the Loan Documents rank at least pari passu with all other present and future senior Indebtedness of the Loan Parties, other than any obligations that are mandatorily preferred by Law and not by contract.

5.20.        Genpact India Net Worth. As of the Closing Date, after giving pro forma effect to the Transactions, the sum of all of Genpact India’s tangible assets exceed its liabilities.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01 (except as otherwise set forth therein), 6.02 (except as otherwise set forth therein), 6.03 and 6.11) cause each Subsidiary to:

6.01.        Financial Statements. Deliver to the Administrative Agent and each Lender:

(a)           as soon as available, but in any event within 120 days after the applicable fiscal year-end of Holdings, (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year and (ii) a balance sheet of the Borrower on a stand-alone basis at the end of such fiscal year and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal year, (A) in each case, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and (B) all such consolidated financial statements referred to in clause (i) above to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(b)           as soon as applicable, but in any event within 120 days after the end of the applicable fiscal year-end of Genpact India, a consolidated balance sheet of Genpact India and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, (A) in each case, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with Indian statutory accounting principles, and (B) all such consolidated financial statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(c)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief financial officer, controller or treasurer of Holdings, as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes;

(d)           unless the Consolidated Leverage Ratio is less than 1.00:1.00, (x) as soon as available, but in any event at least 45 days after the end of each calendar year of Holdings, forecasts prepared by management of Holdings, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows statements of Holdings and its Subsidiaries for the fiscal year following such calendar year and (y) as soon as available, but in any event at least 45 days after the end of each calendar year for the operations of Holdings and its Subsidiaries in India, forecasts prepared by management of Genpact India, in form satisfactory to the Administrative Agent and the Required Lenders, of balance sheets and statements of income or operations and cash flows statements for the operations of Holdings and its Subsidiaries in India for the fiscal year following such calendar year.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Sections 6.01(a), (b) or (c) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a), (b) and (c) above at the times specified therein.

6.02.        Certificates; Other Information. Deliver to the Administrative Agent and each Lender:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants and concurrently with the delivery of the financial statements referred to in Section 6.01(b), a certificate of the independent certified public accountants of Genpact India certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c) a duly completed Compliance Certificate signed by a Responsible Officer of Holdings;

(c)           promptly, if reasonably requested by the Administrative Agent, copies of any detailed final audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of Luxco 1, Holdings or the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Luxco 1, Holdings or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly after the furnishing thereof, copies of any material statement or report (or as otherwise requested by the Administrative Agent) furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(f)            as soon as available and in any event within 90 days after the end of each fiscal year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for Holdings and the Borrower and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify; provided, that if less than 75% of the insurance coverage for Holdings and its Subsidiaries is held by Holdings and the Borrower, than such report shall summarize the insurance coverage in effect for each Loan Party and its Subsidiaries;

(g)           promptly and in any event within five Business Days after receipt thereof by any of Luxco 1, any Loan Party or any Subsidiary of a Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(h)           promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or relating to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(i)            promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(j)            as soon as available and in any event within 90 days after the end of each fiscal year, a report identifying (i) all material real property (whether owned or leased) Disposed of by any Loan Party or any of its Subsidiaries during such fiscal year (including the location and use of property), and (ii) all Subsidiaries created, acquired or disposed of by Holdings, the Borrower or any of their Subsidiaries during such fiscal year;

(k)           as soon as available and in any event within 30 days after the end of each fiscal quarter, a report (a “Subsidiary Report”) identifying all Subsidiaries formed or acquired in such fiscal quarter and all other Subsidiaries, which prior to such fiscal quarter were not Guarantors, but, in each case, as of the end of such fiscal quarter are subject to the requirements of Section 6.12(a)(i) or (iii), as applicable, including a description of the real and personal properties of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent; and

(l)            promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) after any securities or other interests of Holdings or any of its Subsidiaries are registered, or Holdings or any of its Subsidiaries are required to file any information, with the SEC or any similar Governmental Authority, certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United

States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03.        Notices. Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) breach or non-performance of, or any default under, the MSA by GE; (iii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iv) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event;

(d)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and

(e)           of the (A) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(i), (B) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii) and (C) receipt of any proceeds of casualty insurance, condemnation awards, indemnity payments or similar proceeds for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii).

Each notice pursuant to Section 6.03(a), (b), (c), or (d) shall be accompanied by a statement of a Responsible Officer of Holdings or the Borrower setting forth details of the occurrence referred to therein and stating what action Holdings or the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04.        Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property unless, if such Lien would otherwise be permitted under Section 7.01, such claims are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings or such Subsidiary; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05.        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06.        Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07.        Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08.        Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09.        Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (and, in the case of any Subsidiary not organized in the United States, with local statutory accounting rules and generally accepted accounting principles) consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Holdings or such Subsidiary, as the case may be.

6.10.        Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11.        Use of Proceeds. Use the proceeds of all Credit Extensions for working capital, acquisitions and other general corporate purposes not in contravention of any Law or of any Loan Document.

6.12.        Covenant to Guarantee Obligations and Give Security. (a) Holdings or the Borrower, as applicable, shall, at the Borrower’s expense, unless, in any case, (x) such action would give rise to material adverse tax consequences for a Loan Party, (y) such action would be unlawful in the jurisdiction in which such action is to be taken, or (z) the Administrative Agent determines in its reasonable discretion that the cost thereof is prohibitive relative to the benefits to the Lenders that would be afforded thereby in light of the operations and condition (financial and otherwise) of Holdings, the Borrower and their respective Subsidiaries:

(i)            within 120 days after the end of each fiscal quarter, cause each Subsidiary formed or acquired in such fiscal quarter and each other Subsidiary, which prior to such fiscal quarter was not a Guarantor and which, in each case, is identified in the respective Subsidiary Report for such fiscal quarter, to duly execute and deliver to the Administrative Agent or Collateral Agent, as applicable, a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent; provided, that this Section 6.12(a)(i) shall not apply to any Subsidiary unless the EBITDA for such Subsidiary for the twelve-month period ending in the fiscal quarter covered by the relevant Subsidiary Report shall be equal to or greater than 20% of the Consolidated EBITDA for such period after giving pro forma effect to any acquisitions made during such period; provided further, that any Subsidiary that would be required to comply with the requirements of this Section 6.12(a)(i) which is unable by law to comply shall not be in breach of this Section 6.12(a)(i) unless such compliance is so permitted,

(ii)           within 120 days of any Subsidiary extending credit in excess of $2,000,000 to any Subsidiary, cause such Subsidiary to duly execute and deliver, to the Collateral Agent such documents necessary to grant to the Secured Parties a valid and perfected Lien on such intercompany debt, including the Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent,

(iii)          within 120 days after the end of each fiscal quarter, a Subsidiary as being subject to this Section 6.12(a)(iii), cause each Subsidiary formed or acquired in such fiscal quarter and each other Subsidiary, which prior to such fiscal quarter was not a Guarantor and which, in each case, is identified in the respective Subsidiary Report for such fiscal quarter to duly execute and deliver, to the Collateral Agent such documents necessary to grant to the Secured Parties a valid and perfected Lien on all of its capital stock, including Security Agreement Supplements, and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Subsidiary), and other instruments securing payment of all the Obligations such parent, under the Loan Documents; provided, that this Section 6.12(a)(iii) shall not apply to any Subsidiary unless the revenues for such Subsidiary for the twelve-month period ending in the fiscal quarter covered by the relevant Subsidiary Report shall be equal to or greater than $10,000,000 (such Subsidiary to be deemed an “Eligible Subsidiary”); provided, further that at any time the aggregate revenues of all Subsidiaries which are not Eligible Subsidiaries exceed 7.5% of the consolidated revenues of Holdings and its Subsidiaries after giving pro forma effect to any acquisitions made during such period, all Subsidiaries thereafter formed or acquired and all Subsidiaries not then subject to this Section 6.12(a)(iii) shall be subject to the provisions of this Section 6.12(a)(iii) so long as the aggregate revenues of all Subsidiaries who are not Eligible Subsidiaries exceed 7.5% of the consolidated revenues of Holdings and its Subsidiaries, and

(iv)          deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion within 45 days of such request, a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i), (ii), and (iii) above, and as to such other matters as the Administrative Agent may reasonably request.

All calculations to be made pursuant to this Section 6.12(a) shall be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a), (b) or (c) (and to the extent such financial statements for the Person and/or assets so acquired are not available, such compliance shall be determined on the basis of financial information and support therefor reasonably acceptable to the Administrative Agent in its reasonable judgment).

(b)           Upon the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, Holdings or the Borrower, as applicable, shall, at the Borrower’s expense unless such action (x) would be unlawful in the jurisdiction in which such action is to be taken or (y) relates to assets requiring governmental or regulatory approval pursuant to the laws of India:

(i)            within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent,

(ii)           within 15 days after such request, duly execute and deliver, and cause each Loan Party (if it has not already done so) to duly execute and deliver, to the Administrative Agent or Collateral Agent deeds of trust, trust deeds, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Subsidiary, and other instruments), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii)          within 30 days after such request, take, and cause each Loan Party to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent or Collateral Agent (or in any representative of the Administrative Agent or Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, and

(iv)          within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent or Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent or Collateral Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(c)           At any time upon request of the Administrative Agent or the Collateral Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, Security Agreement Supplements, and other security and pledge agreements.

Notwithstanding anything to the contrary contained in any of the Collateral Documents, no Loan Party shall be required to take any action to perfect the security interest in the Collateral granted by it in addition to those actions required in this Section 6.12 and Section 6.15 (other than with respect to the Collateral existing on the date hereof, which has been granted by a Subsidiary that would be deemed an Eligible Subsidiary pursuant to Section 6.12(a)(iii)). For the avoidance of doubt, Schedule 5.12 sets forth all Subsidiaries that as of the date hereof are exempt from the requirement of Section 6.12(a)(i) and (iii).

6.13.        Compliance with Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect, (a) comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew all Environmental Permits necessary for its operations and properties, and (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither Holdings nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

6.14.        Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, the Collateral Agent, or any Lender through the Administrative Agent or Collateral Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder; provided, that the Borrower shall not be required to take any such actions under the Pledge Agreements relating to the shares of any Subsidiary which is not deemed an Eligible Subsidiary pursuant to Section 6.12(a)(iii) and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15.        Cash Collateral Accounts. (a) Maintain at all times one or more MSA Collateral Accounts and the MSA Account Control Agreements with respect to each such MSA Collateral Account in effect and cause all payments in respect of the MSA or otherwise by GE or any of its Affiliates in connection with any matter relating thereto to be made directly to MSA Collateral Accounts, pursuant to the MSA Assignment Consent, (b) maintain all bank accounts of Holdings and the Borrower with the Administrative Agent, the Collateral Agent or any Affiliate thereof, and (c) maintain all other bank accounts with the Administrative Agent, the Collateral Agent or any Affiliate thereof or as a Cash Collateral Account, unless (i) such action would be unlawful in the jurisdiction in which such action is to be taken, (ii) such action would give rise to material adverse tax consequences for a Loan Party, or (iii) the Administrative Agent determines in its reasonable discretion that the cost thereof is prohibitive relative to the benefits to the Lenders that would be afforded thereby in light of the operations and condition (financial and otherwise) of Holdings, the Borrower and their respective Subsidiaries; provided, that clauses (b) and (c) shall not apply with respect to such bank accounts to the extent that (and only for so long as) the amounts deposited or held in, or credited to, such accounts are individually less than $5,000,000.

6.16.        Post-Closing Requirements. (a)  On or prior to the date that is 60 days after the Closing Date, the Administrative Agent shall have received the documents specified on Schedule 6.16, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, if applicable, and each in form and substance satisfactory to the Administrative Agent; provided, that, in the event that Holdings, the Borrower, Genpact India Investments and Genpact India Holdings have complied with a commercially reasonable efforts undertaking to deliver the documents with respect to new shares pledges under the India Pledge Agreement as set forth on Schedule 6.16 and the Indian statutory and regulatory approvals contemplated therein have not been acquired, (i) failure to deliver such documents shall not constitute a Default or Event of Default and (ii) the Borrower will use commercially reasonable efforts to provide to the Lenders an opinion of counsel in the Republic of India satisfactory to it stating that such approvals and consent cannot be obtained and that the existing share pledges created by the India Pledge Agreement continue to be valid and enforceable.

(b)           The Borrower shall have paid all fees, charges and disbursements of all counsel to the Administrative Agent to the extent invoiced prior to or on the date any of the foregoing are required to be complied with whether or not actually complied with, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the completion of such proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, neither Holdings nor the Borrower shall, or shall permit any Subsidiary to, directly or indirectly:

7.01.        Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement that names Holdings or any of its Subsidiaries as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 5.07(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i)            Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness or, if applicable, subject to such Capitalized Lease and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Subsidiary) in connection with an acquisition, merger or consolidation permitted under Section 7.03(h); provided, that (i) such Lien was not created in contemplation of such acquisition, merger or consolidation or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property other than those originally of the Person so acquired, merged or consolidated, and (iii) the Indebtedness secured thereby is permitted under Section 7.02(g);

(k)           Liens on assets Disposed of pursuant to Section 7.05(f) securing Indebtedness permitted under Section 7.02(h).

(l)            Liens on cash deposits securing Indebtedness permitted under Section 7.02(j)(ii); and

(m)          other Liens affecting property with an aggregate fair value not to exceed $5,000,000, provided that no such Lien shall extend to or cover any Collateral, any Equity Interest in Holdings and its Subsidiaries or any asset of Holdings and its Subsidiaries.

7.02.        Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness in respect of Swap Contracts designed to hedge against fluctuations in interest rates or foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practice and not for speculative purposes,

(b)           Indebtedness owed to a Loan Party or any Subsidiary; provided that such Indebtedness in excess of $2,000,000 shall (i) constitute “Pledged Debt” under the relevant Collateral Document, unless (x) such action would be unlawful in the jurisdiction in which such action is to be taken, (y) such action would give rise to material adverse tax consequences for a Loan Party, or (z) the Administrative Agent determines in its reasonable discretion that the cost thereof is prohibitive relative to the benefits to the Lenders that would be afforded thereby in light of the operations and condition (financial and otherwise) of Holdings, the Borrower and their respective Subsidiaries, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03;

(c)           Indebtedness under the Loan Documents;

(d)           Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; provided still further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended refinanced and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e)           Guarantees by Holdings or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Holdings or any Subsidiary;

(f)            Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000;

(g)           Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets assumed in connection with in connection with an acquisition, merger or consolidation permitted under Section 7.03(h); provided, that (i) such Indebtedness was not created or incurred in contemplation of or in connection with such acquisition, merger or consolidation, (ii) before and after giving effect to the assumption of such Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) after giving pro forma effect to such acquisition, merger or consolidation, including the assumption of such Indebtedness, the Borrower would be in pro forma compliance with each of the covenants set forth in Section 7.11 and (iv) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $10,000,000;

(h)           Indebtedness in respect of Capitalized Leases incurred in connection with any Disposition permitted pursuant to Section 7.05(f) so long as the aggregate net present value of all obligations under such Capitalized Leases (excluding any amount attributable to interest or maintenance expense) does not exceed the amount of the Net Cash Proceeds realized from such Disposition;

(i)            unsecured Indebtedness of the Borrower or Holdings (including capitalized interest in respect thereof) of the Borrower in an aggregate amount not to exceed $25,000,000 at any time outstanding incurred to finance any acquisition permitted under Section 7.03(h) so long as (i) no Default or Event of Default shall have occurred and be continuing prior thereto or would result therefrom or from such acquisition, (ii) such Indebtedness shall be subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, (iii) such Indebtedness shall have no scheduled amortization or mandatory prepayment, redemption or similar obligations prior to the date that is one year after the final Maturity Date of the Facilities, (iv) the covenants and default provisions applicable to such Indebtedness shall be no more restrictive than those contained in publicly traded holding company high yield securities and, in any event, no more restrictive than those contained in Loan Documents, and (v) after giving pro forma effect to the incurrence of such Indebtedness and such acquisition, the pro forma Consolidated Leverage Ratio shall not be greater than the  Consolidated Leverage Ratio immediately prior to giving effect thereto, in each case, as certified and calculated in reasonable detail by the Chief Financial Officer of Holdings and the Borrower; provided, that clause (v) shall not apply if, after giving pro forma effect to the incurrence of such Indebtedness and such acquisition, the pro forma Consolidated Leverage Ratio would be 1.00:1.00 or less;

(j)            Indebtedness of any Subsidiary of Holdings or the Borrower in respect of any overdraft, working capital or similar credit facility established by such Subsidiary in the jurisdiction in which such Subsidiary conducts its business, which shall be unsecured but may be (i) supported by a Letter of Credit issued by the L/C Issuer pursuant to Section 2.03 or (ii) if such facility is established with the Administrative Agent or an Affiliate of the Administrative Agent, secured by a cash deposit by a Subsidiary of Holdings in the jurisdiction of its organization;

(k)           Indebtedness of any Subsidiary of the Borrower or the Borrower in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and

(l)            Holdings or the Borrower may incur unsecured Indebtedness, which is subordinated in a manner reasonably satisfactory to the Administrative Agent to Indebtedness under the Loan Documents, including that the terms of such Indebtedness shall provide for scheduled principal payments no earlier than three months following the Maturity Date; provided, that immediately before and immediately after giving pro forma effect to such incurrence, (i) no Default shall have occurred and be continuing and (ii) immediately after giving effect to such incurrence, Holdings and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.11(c), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (c) as though such Indebtedness had been incurred as of the first day of the fiscal period covered thereby.

7.03.        Investments. Make or hold any Investments, except:

(a)           Investments held by Holdings and its Subsidiaries in the form of Cash Equivalents;

(b)           advances to officers, directors and employees of Holdings and its Subsidiaries for travel and entertainment expenses in the ordinary course of business and up to $15,000,000 at any time outstanding for relocation and other analogous ordinary business purposes;

(c)           (i) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by Holdings and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of Holdings that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Guarantees permitted by Section 7.02;

(f)            Investments existing on the date hereof and set forth on Schedule 5.07(e);

(g)           Investments by Holdings and the Borrower in Swap Contracts permitted under Section 7.02(a);

(h)           the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, or assets constituting a business unit or all or a substantial part of the business of, any Person that, upon the consummation thereof, will be wholly-owned directly by Holdings or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(h):

(i)            any newly-created, surviving or acquired Subsidiary shall comply with the requirements of Section 6.12 unless not required to do so pursuant to the terms of such Section 6.12;

(ii)           in the case of a purchase or acquisition which the amount of the total consideration exceeds $10,000,000, the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of Holdings and its Subsidiaries in the ordinary course or reasonably related thereto; provided that nothing contained in this clause (ii) shall prohibit the acquisition of MoneyLine Lending Services, Inc., a California corporation;

(iii)          such purchase or other acquisition shall not include or result in any contingent liabilities (other than as would otherwise be permitted under the Loan Documents, including after the making of any representation and warranties in the Loan Documents) that could reasonably be expected to be material to the business, financial condition, operations or prospects of Holdings and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of Holdings or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv)          (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in pro forma compliance with the covenant set forth in Section 7.11(c), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby (and to the extent such financial statements for the Person and/or assets so acquired are not available, such compliance shall be determined on the basis of financial information and support therefor reasonably acceptable to the Administrative Agent in its reasonable judgment);

(v)           the EBITDA for the Person to be so purchased or acquired for the twelve-month period ending in the month prior to such acquisition is less than twenty-five percent (25%) of the Consolidated EBITDA of Holdings for such twelve-month period, after giving effect to such purchase or acquisition; and

(vi)          Holdings or the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least one Business Day prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition, including, without limitation, the calculation of covenant compliance contemplated by clause (iv) (B) above in reasonable detail and with appropriate back-up;

(i)            Investments received in connection with any Disposition permitted under Section 7.05(j); and

(j)            other Investments not exceeding $15,000,000 in the aggregate in any fiscal year of Holdings.

7.04.        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Subsidiary may merge with (i) Holdings or the Borrower, provided that Holdings or the Borrower, as the case may be, shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b)           any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings, the Borrower or to another Loan Party;

(c)           any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets to (i) another Subsidiary which is not a Loan Party or (ii) to a Loan Party for no consideration, or, in the case of this clause (ii), pursuant to a Disposition which is in the nature of a liquidation;

(d)           upon at least 30 days’ prior written notice to the Administrative Agent, Holdings and the Borrower may reorganize in a jurisdiction different than its jurisdiction of organization on the date hereof so long as (i) the Administrative Agent reasonably determines that such reorganization would not be adverse in any manner to (A) the Lenders, (B) the ability of Holdings, the Borrower and their Subsidiaries to perform and comply with their respective obligations and limitations under the Loan Documents, and (C) any rights, powers, benefits and remedies under the Loan Documents or the Collateral, and (ii) such reorganization is permitted under the MSA and the Shareholders Agreement; and

(e)           in connection with any acquisition permitted under Section 7.03, any Subsidiary of Holdings may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly-owned Subsidiary of Holdings;

provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which Holdings or the Borrower is a party, Holdings or the Borrower, as the case may, is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than Holdings or the Borrower) is a party, such Loan Party is the surviving corporation.

7.05.        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions (including non-exclusive licenses) of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to Holdings or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must either be the Borrower or another Loan Party;

(e)           Dispositions permitted by Section 7.04;

(f)            Dispositions by Holdings and its Subsidiaries of one or more of the facilities listed on Schedule 7.05(f) pursuant to sale-leaseback transactions, provided that the aggregate fair market value of all property so Disposed of shall not exceed $25,000,000 from and after the Closing Date;

(g)           Dispositions of overdue accounts receivable solely in connection with the collection or compromise thereof;

(h)           Dispositions pursuant to operating leases entered into in the ordinary course of business consistent with past practices;

(i)            Dispositions of property and assets subject to condemnation and casualty events; and

(j)            Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (j) in any fiscal year shall not exceed $5,000,000 and (iii) the purchase consideration for such asset paid to the Borrower or such Subsidiary shall consist of not less than 75% cash with the remainder to constitute fixed assets useful in the conduct of the business of the Holdings, the Borrower and their Subsidiaries or Investments permitted under Section 7.03;

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(g) and 7.05(j) shall be for fair market value; provided, further that nothing contained in this Section 7.05 shall prohibit the disposition of mortgage loans in the ordinary course of business by MoneyLine Lending Services, Inc. or any successor entity thereof upon the acquisition of MoneyLine Lending Services, Inc.

7.06.        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that:

(a)           each Subsidiary may make Restricted Payments or issue or sell any Equity Interests to Holdings, the Borrower, any Subsidiaries of Holdings or the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such

Restricted Payment, issuance or sale is being made and any Subsidiaries of Holdings may accept capital contributions from Holdings and any other Subsidiaries of Holdings;

(b)           Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person so long as no Change of Control shall result therefrom;

(c)           Holdings and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d)           so long as no Default shall have occurred and is continuing or would result therefrom and the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) is less than or equal to 2.00:1.00, each of the Borrower and Holdings may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash; provided, that if the Consolidated Leverage Ratio described above is greater than 2.00:1.00, then such purchases, redemptions or acquisitions shall not in an aggregate amount after the Closing Date during the term of this Agreement exceed (i) $5,000,000, plus (ii) an amount equal to (A) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing with the fiscal quarter ending March 31, 2006 and ending on the date of Holding’s most recently ended fiscal quarter for which financial statements required to be delivered pursuant to Section 6.01(a) or (c) have been delivered at the time of such Restricted Payment or, if Consolidated Net Income for such period is negative, minus 100% of such deficit, minus (B) the sum of all Restricted Payments previously made pursuant to this clause (ii); provided, that no such Restricted Payments may be made under clause (ii) above in any fiscal year if the Consolidated Net Income for the prior fiscal year was negative (it being understood that the amount otherwise available in clause (ii) will continue to accumulate or reduce during such fiscal year); and

(e)           Issuances of Equity Interests that do not constitute Indebtedness of Holdings and would not result in a Change of Control (i) in an initial public offering of common equity securities of Holdings, (ii) pursuant to management employment and benefit plans permitted under this Agreement, (iii) to GE and the Equity Investors or (iv) in connection with an Investment permitted under Section 7.03(h).

7.07.        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08.        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09.        Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Holdings, the Borrower or any Guarantor or to otherwise transfer property to or invest in Holdings, the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof or (B) at the time any Subsidiary becomes a Subsidiary of Holdings, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Holdings, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of Holdings or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (x) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (y) any negative pledge in favor of the Borrower under the Genpact Sub-Contracts, and (z) any negative pledge in a sale and purchase agreement for assets permitted to be Disposed of under Section 7.05 pending such Disposition and such negative pledge shall cover only such assets to be Disposed of; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10.        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.11.        Financial Covenants.  (a)  Genpact India Tangible Net Worth.  Permit the sum of all of Genpact India’s liabilities to exceed its tangible assets.

(b)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio at any time during any Measurement Period to be less than 4.00:1.00.

(c)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio at any time during any Measurement Period set forth below to be greater than the ratio set forth below opposite such period:

Measurement Period Ending	Maximum Consolidated Leverage Ratio
Closing Date through March 31, 2008	2.25:1.00
June 30, 2008 and each fiscal quarter thereafter	2.00:1.00

7.12.        Amendments of Organization Documents.  Amend any Loan Party’s Organization Documents in any manner adverse to the interests of the Lenders or, unless the Administrative Agent is given 30 days prior notice and is reasonably satisfied that it has a perfected first priority security interest in such Equity Interests, including any security evidencing such Equity Interests, amend or permit any Loan Party to amend its limited liability company agreement or operating agreement causing any Equity Interests in such Loan Party to constitute a security under Section 8-103 of the UCC in the State of New York or the corresponding code or statute of any other applicable jurisdiction; provided, that the Borrower and Holdings shall be permitted to reorganize under the laws of a jurisdiction other than the Grand Duchy of Luxembourg, so long as the Borrower or Holdings, as the case may be, provides to the Administrative Agent 30 days prior notice of the proposed reorganization, such notice shall be accompanied by an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent, confirming that the proposed reorganization shall not materially adversely impact the Collateral or otherwise affect the interests or rights of the Secured Parties.

7.13.        Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as consistent with or required by GAAP or, in the case of any Subsidiary, applicable law, provided, that any financial information required to be delivered under Section 6.01(a), (b) or (c) after such change, shall include reconciliations to such policies and practices as applied in the preparation of the Audited Financial Statements, or (b) fiscal year other than to a fiscal year ending December 31, provided, that no such change shall result in a period of longer than 12 months between delivery of audited financial statements pursuant to Section 6.01(a) and (b).

7.14.        Prepayments, Etc. of Indebtedness.  (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (i) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02, (iii) prepayment of any Indebtedness permitted under Sections 7.02 (a), (b), (f), (h), and (j) and (iv) any refinancing, refunding, renewal or extension of any Indebtedness permitted under Section 7.02(g), (i), (k) and (l) on the same terms and conditions as set forth in Section 7.02(d) for any refinancing, refunding, renewal or extension thereunder and, in the case of Section 7.02(i), so long such refinancing Indebtedness (A) is otherwise incurred in compliance with clauses (i), (ii), (iii), (iv) or (v) of such Section 7.02(i), (B) has a maturity no earlier than the Indebtedness being refinanced, and (C) is on terms and conditions no less favorable to Holdings, the Borrower and its Subsidiaries than the Indebtedness being refinanced.

7.15.        Amendment, Etc. of the MSA and Indebtedness.  (a)  Cancel or terminate the MSA or consent to or accept any cancellation or termination thereof, (b) amend, modify or change in any manner any term or condition of the MSA or give any consent, waiver or approval thereunder, (c) waive any default under or any breach of any term or condition of the MSA, (d) take any other action in connection with the MSA that, in each of the foregoing clauses (a) through (d), would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of any Agent or any Lender, or (e) amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Sections 7.02(d) and 7.14.

7.16.        Partnerships, Etc.  Become a general partner in any general or limited partnership or joint venture, except that any Subsidiary the sole assets of which consist of its interest in a partnership or joint venture may become a general partner in such partnership or joint venture.

7.17.        Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions, which are, in any case, inconsistent with prior practice and not otherwise made in the ordinary course of business.

7.18.        Formation of Subsidiaries.  Organize or invest in any new Subsidiary except as permitted under Section 7.03.

7.19.        Mauritius Holding Companies.  Notwithstanding anything to the contrary contained this Article VII or in any other Loan Documents, (a) with respect to each of the Mauritius Holding Companies, (i) Dispose of, or create, incur, assume or suffer to exist any Lien upon, any stock or other Equity Interests of any other Mauritius Holding Company, Genpact India and any other, direct or indirect, first tier Indian Subsidiary of Holdings and the Borrower, or enter into any agreement for such Disposition or Lien, except pursuant to the India Pledge Agreement; (ii) (A) operate other than as a passive holding company of the Equity Interests owned by it, conduct, transact or otherwise engage in, commit to conduct, transact or otherwise engage in, or hold itself out as conducting, transacting or otherwise engaging in, any business or operations, and (B) create, incur, assume or suffer to exist any Indebtedness or other obligation or liability other than the Obligations under the Loan Documents and, solely with respect to Mauritius Genpact India Investments, any obligation or liability arising under Indian law solely by virtue of its being the shareholder or other owner of Equity Interests of Genpact India; provided, that the Mauritius Holding Companies may receive capital contributions, make Investments in its direct Subsidiaries and make Restricted Payments to the extent otherwise permitted in this Article VII; and (iii) all Equity Interests in each direct or indirect first tier Indian Subsidiary of Holdings and the Borrower shall be directly owned by Mauritius Genpact India Investments unless held by another Loan Party.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01.        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  (i) Holdings or the Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.11, 6.12, 6.15, or 6.16 or Article VII, (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in Section 13 of the Guaranty or (iii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in Section 5, 11, 14 or 15 of the Security Agreement; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) notice thereof from the Administrative Agent or any Lender and (ii) the date on which Holdings, the Borrower or any of their Subsidiaries acquires knowledge thereof; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Holdings or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Holdings or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of or makes a composition, compromise or arrangement with, any creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, compulsory manager or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment; Seizure.  (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy, (iii) all or a material part of the assets, properties, rights or revenues of, or Equity Interests in, any Loan Party are seized, nationalized, expropriated or compulsorily acquired by or on behalf of any Governmental Authority; or (iv) the credit position of any Loan Party organized under the laws of Luxembourg is weakened (“credit ebranle”) and such Loan Party finds itself in a position of not being able to pay its debts (“cessation de paiements”); or

(h)           Judgments.  There is entered against any Loan Party or any of its Subsidiaries a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 15 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control;

(l)            Collateral Document.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on the Collateral purported to be covered thereby; or

(m)          MSA.  (i) GE shall cease to be a party to the MSA or shall cease to be the obligor in respect of the MVC (as defined therein) thereunder, or (ii) the MSA shall be terminated.

8.02.        Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Holdings or the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03.        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such ratably among them in proportion to the amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge Agreement, ratably among the Lenders, the L/C Issuer and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01.        Appointment and Authority.  (a)  Each of the Lenders and the L/C Issuer hereby irrevocably appoints BA ASIA to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           Bank of America and/or an affiliate shall act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential party to a Treasury Management Agreement) and the L/C Issuer hereby irrevocably appoints and authorizes each of Bank of America and/or an affiliate to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, Bank of America and/or an affiliate, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02.        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of, or all of, the Lenders or affected Lenders, as the case may be, as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of, or all of, the Lenders or affected Lenders, as the case may be, as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04.        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The provisions of the Loan Documents requiring documents to be satisfactory or reasonably satisfactory to the Administrative Agent or for the Administrative Agent to make any determination mean that the Administrative Agent may determine such satisfaction or make such determination in its own discretion without the need to consult with or receive consent from any Lender.

9.05.        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06.        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, with, so long as no Default or Event of Default shall have occurred and be continuing, the consent of the Borrower, such consent not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07.        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any Joint Mandated Lead Arranger, any Joint Book Manager or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Joint Mandated Book Manager or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08.        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of any the Joint Lead Arranger, any Joint Book Manager, the Documentation Agent, or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the L/C Issuer hereunder.

9.09.        Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10.        Collateral and Guaranty Matters.  The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) including the release of any shares of Genpact India upon the redemption of such shares by Genpact India, or (iv) if approved, authorized or ratified in writing in accordance with Section 11.01 hereof;

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, including pursuant to Section 10.06; and

(c)           to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent or the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11.        References to Collateral Agent.  For purposes of Sections 9.03, 9.04, 9.05, 9.06, 9.07, 9.08 and 9.09, references to the Administrative Agent shall also be deemed to be references to the Collateral Agent and the Collateral Agent shall be entitled to the benefits of such Sections to the same extent as the Administrative Agent.

ARTICLE X
CONTINUING GUARANTY

10.01.      Guaranty.  Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising hereunder and under the other Loan Documents  (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against Holdings, the Borrower or the other Loan Parties under Debtor Relief Laws, and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”).  The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the

Guaranteed Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02.      Rights of Lenders.  Holdings consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.

10.03.      Certain Waivers.  Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the Borrower; (c) to the extent permitted by law, the benefit of any statute of limitations affecting Holdings’ liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

10.04.      Obligations Independent.  The obligations of Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05.      Subrogation.  Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Revolving Credit Commitments and the Facilities are terminated.  If any amounts are paid to Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured

Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10.06.      Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Revolving Credit Commitments and the Facilities with respect to the Guaranteed Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or Holdings is made, or any of the Secured Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of Holdings under this paragraph shall survive termination of this Guaranty.

10.07.      Subordination.  Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to Holdings as subrogee of the Secured Parties or resulting from Holdings’ performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations.  If the Secured Parties so request, any such obligation or indebtedness of the Borrower to Holdings shall be enforced and performance received by Holdings as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Holdings under this Guaranty.

10.08.      Stay of Acceleration.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against Holdings or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Secured Parties.

10.09.      Condition of Borrower.  Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as Holdings requires, and that none of the Secured Parties have any duty, and Holdings is not relying on the Secured Parties at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrower or any other guarantor (Holdings waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI
MISCELLANEOUS

11.01.      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01, or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Documents for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e)           change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender (other than to provide for the pro rata sharing by additional Lenders in connection with any increase in the Facilities or any additional facility to be included in the Facilities);

(f)            change any provision of this Section 11.01 or the definition of “Required Lenders” (other than to include additional Lenders in connection with any increase in the Facilities or any additional facility to be included in the Facilities) or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h)           release all or substantially all of the value of the Guaranty, without the written consent of each Lender; or

(i)            impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term A Facility, the Required Term A Lenders and (iii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02.      Notices and Other Communications; Facsimile Copies.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

(d)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03.      No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04.      Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative

Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer and management time spent by agency officers of the Administrative Agent), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, each of the Joint Mandated Lead Arrangers, each of the Joint Book Managers, the Documentation Agent, the Syndication Agent, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, the occurrence of any Default, the failure or alleged failure of any information produced or approved by or on behalf of the Borrower (including, without limitation, any materials provided to potential Lenders) to comply with the provisions of Section 5.14, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05.      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06.      Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to rights in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)          any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender (in each case, such approval shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Revolving Credit Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $1,500; provided that (A) no such fee shall be payable in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender and (B) in the case of contemporaneous assignments by a Lender to one or more Funds managed by the same investment advisor (which Funds are not then Lenders hereunder), only a single such $1,500 fee shall be payable for all such contemporaneous assignments; and

(v)           and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment), provided, that no Eligible Assignee shall be entitled to a greater amount pursuant to Section 3.01 on the date of the assignment than the applicable Lender assignor would have been entitled to receive on the date of the assignment and no such assignment occurred.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) and (f) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitments and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder.  If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

11.07.      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, representatives and contractors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or their respective businesses, other than any such information that is available to the Administrative Agent, the L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by any Loan Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08.      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09.      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10.      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11.      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12.      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13.      Replacement of Lenders.  If (v) any Lender requests compensation under Section 3.04, (w) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (x) any Lender is a Defaulting Lender, (y) any Lender is required to be prepaid pursuant to Section 3.02 or (z) any requested consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.01 and the Required Lenders have agreed to such consent, waiver or amendment, any Lender who does not agree to such consent, waiver or amendment, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14.      Governing Law; Jurisdiction; Etc.  (a)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  TO THE EXTENT THAT EITHER OF HOLDINGS OR THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AGREES THAT THE WAIVERS SET FORTH HEREIN SHALL HAVE THE FULLEST SCOPE PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 OF THE UNITED STATES AND ARE INTENDED TO BE IRREVOCABLE FOR PURPOSES OF SUCH ACT.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY

OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15.      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16.      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

11.17.      Agent for Service of Process.  Each of the Borrower and Holdings hereby agrees that service of process in any action or proceeding brought in any New York State court or federal court may be made upon Eileen S. Silvers at her offices at Genpact U.S. Holdings, Inc., 41st Floor, 1251 Avenue of the Americas, New York, NY 10020 (the “Process Agent”) and each of the Borrower and Holdings hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

11.18.      Judgment Currency.  The obligation of any Loan Party in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender, the L/C Issuer or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender, the L/C Issuer, or the Administrative Agent (as the case may be), of any sum adjudged to be so due in other currency, such Lender, the L/C Issuer or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender, the L/C Issuer or the Administrative Agent (as the case may be) in the applicable Primary Currency, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify, within three Business Days of demand, any such Lender, the L/C Issuer or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender, the L/C Issuer or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender, the L/C Issuer or the Administrative Agent (as the case may be) agrees to remit to such Loan Party the excess.  To the fullest extent permitted by law, each of Holdings and the Borrower waives any right it may have in any jurisdiction to pay any amount under the Loan Documents in a currency other than Dollars.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GENPACT INTERNATIONAL

By:
Name
Title:

GENPACT GLOBAL HOLDINGS SICAR SARL

By:
Name:
Title:

BANC OF AMERICA SECURITIES ASIA LIMITED, as Administrative Agent and Collateral Agent

By:
Name:
Title:

BANK OF AMERICA, N.A, as Lender, L/C Issuer, Swing Line Lender

By:
Name:
Title:

ABN AMRO BANK N.V., as Lender

By:
Name:
Title:

CITIBANK, N.A., LONDON BRANCH, as Lender

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender

By:
Name:
Title:

BNP PARIBAS, SINGAPORE BRANCH, as Lender

By:
Name:
Title:

DBS BANK LTD., as Lender

By:
Name:
Title:

ICIC BANK LIMITED, SINGAPORE BRANCH, as Lender

By:
Name:
Title:

RAIFFEISEN ZENTRALBANK OESTERREICH AG, SINGAPORE BRANCH, as Lender

By:
Name:
Title:

COOPERATIVE RAIFFESISEN - BOERENLEENBANK, B.A. (RABOBANK NEDERLAND), SINGAPORE BRANCH, as Lender

By:
Name:
Title:

THE BANK OF NOVA SCOTIA ASIA LIMITED, as Lender

By:
Name:
Title:

SCOTIABANK (HONG KONG) LIMITED, as Lender

By:
Name:
Title

THE SUMITOMO TRUST & BANKING CO., LTD., SINGAPORE BRANCH, as Lender

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender

By:
Name:
Title:

BANQUE DES MASCAREIGNES LTEE, as Lender

By:
Name:
Title:

FIRST COMMERCIAL BANK, SINGAPORE BRANCH, as Lender

By:
Name:
Title: